UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 30, 2008

North Pointe Holdings Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Michigan	00051530	383615047
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

28819 Franklin Road, Southfield , Michigan		48034
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-358-1171

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On April 30, 2008, North Pointe Holdings Corporation (the "Company"), QBE Holdings, Inc., a Delaware corporation ("Parent") and Noble Acquisition Corporation, a Michigan corporation and direct, wholly-owned subsidiary of Parent ("Merger Sub"), completed the previously announced merger of Merger Sub with and into the Company (the "Merger") pursuant to the Agreement and Plan of Merger, dated as of January 3, 2008, among the Company, Parent and Merger Sub (the "Merger Agreement"). As a result of the Merger, each issued and outstanding share of common stock of the Company (other than shares owned by the Company or Parent or any of their respective subsidiaries) was converted into the right to receive $16.00 in cash, without interest. Each outstanding option, whether vested or unvested, was cancelled and extinguished, with the holders thereof entitled to receive the excess (if any), in cash, of (A) the product of (i) the number of shares of common stock subject to such option and (ii) $16.00, minus (B) the aggregate exercise price of such option, without interest and less and required withholding taxes.

In connection with the closing of the Merger, the Company filed a Form 15 Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 to terminate registration of its common stock.

The information set forth in Item 1.01 to the Company's current report on Form 8-K filed January 9, 2008 and a copy of the Merger Agreement, which was attached as Exhibit 2.1 thereto, are incorporated herein by a reference as though fully set forth herein. The foregoing summary description of the Merger Agreement and the transactions contemplated by such document is not intended to be complete and is qualified in its entirety by the complete text of the Merger Agreement.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the completion of the Merger, the Company notified the Nasdaq Stock Market, Inc. ("NASDAQ"), on April 30, 2008 that each share of the Company’s common stock had been canceled and, in the case of all such shares other than shares held by the Company, Parent or any of their respective subsidiairies, converted into the right to receive $16.00 in cash, without interest, and requested that NASDAQ effect a trading suspension of the Company’s common stock. As a result, the Company’s common stock ceased trading on NASDAQ at the close of business on April 30, 2008. The Company has requested that NASDAQ file with the Securities and Exchange Commission an application on Form 25 to report that shares of the Company’s common stock are no longer listed on NASDAQ.

Item 3.03 Material Modifications to Rights of Security Holders.

The information set forth in Item 2.01 is incorporated by reference into this Item 3.03.

Item 5.01 Changes in Control of Registrant.

On April 30, 2008, pursuant to the terms of the Merger Agreement, Parent completed the acquisition of the Company through the Merger. As a result of the Merger, Parent is the sole shareholder of the Company. The aggregate cash paid for all of the outstanding shares of the Company’s common stock, as well as the cash paid to holders of outstanding options, was approximately $146 million, funded through available cash. See the disclosure under Item 5.02 concerning arrangements for the resignation and election of directors upon the closing of the Merger.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective upon completion of the Merger, each of James G. Petcoff, B. Matthew Petcoff, Richard J. Lindberg, Joon S. Moon, Jorge J. Morales, Julius A. Otten, Joseph D. Sarafa and R. Jamison Williams, Jr. resigned from the board of directors of the Company and James G. Petcoff resigned his position as President and Chief Financial Officer of the Company as contemplated by his consulting agreement with Parent.

Item 8.01 Other Events.

On April 30, 2008, the Company issued a press release announcing the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

EXHIBIT DESCRIPTION

2.1 Agreement and Plan of Merger, dated as of January 3, 2008, by and among North Pointe Holdings Corporation, QBE Holdings, Inc. and Noble Acquisition Corporation (incorporated by reference to Exhibit 2.1 to North Pointe Holdings Corporation’s Current Report on Form 8-K dated January 9, 2008)*

99.1 Press Release dated April 30, 2008

*Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

North Pointe Holdings Corporation

May 1, 2008	By:	/s/ Brian J. Roney

Name: Brian J. Roney
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release issued by North Pointe Holdings Corporation dated April 30, 2008